Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE SEVERANCE

AND

CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made by and between Glaukos Corporation (the “Company”), and Chris M. Calcaterra (“Executive”) as of November 3, 2017.  This Agreement amends, restates, replaces and supersedes in its entirety that certain Executive Severance and Change in Control Agreement dated as of July 10, 2014 by and between the Company and Executive.

In consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.         At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices in accordance with other agreements between the Company and Executive.

2.         Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)         “Accrued Obligations” means (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) payment of any annual, long-term, or other incentive award which relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Termination Date; (iii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Base Salary rate in effect as of the Termination Date; and (iv) any unpaid expense or other reimbursements due pursuant to Company expense reimbursement policy.

(b)         “Affiliate(s)” means, with respect to any specified Person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(c)         “Annual Bonus” means Executive’s target annual bonus for the year in which the Change in Control occurs.

(d)         “Base Salary” means Executive’s base rate of pay as of a specified date.

(e)         “Cause” means a finding by the Company that Executive has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information of the Company (or any Parent or Subsidiary) to persons not entitled to receive such information; (iii) engaged in conduct in connection with Executive’s employment or service to the Company (or any Parent or Subsidiary), that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company (or any Parent or Subsidiary), including, without limitation, act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated the operating and ethics policies of the Company (or any Parent or Subsidiary) in any material way, including, but not limited to those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to Executive by the Company, after Executive has received notice of and failed to cure such negligence; or (v) breached any material provision of any agreement between Executive and the Company (or any Parent or Subsidiary), including, without limitation, any confidentiality agreement.

(f)         “Change in Control” means the occurrence of any of the following events:

(i)        Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii)       A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)      The consummation of (A) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (B) a sale or other disposition of all or substantially all of the assets of the Company; or (C) a liquidation or dissolution of the Company.

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(g)         “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code or in the Company’s long-term disability plan. A termination of Executive’s employment due to a Disability shall be effective only if the party terminating Executive’s employment first gives at least 15 days’ written notice of such termination to the other party.

(h)         “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following: (i) a substantial and material diminution in Executive’s duties or responsibilities; (ii) a material reduction in Executive’s Base Salary; or (iii) the relocation of Executive’s principal place of employment to a location more than 50 miles from Executive’s principal work location to a location that is more than 50 miles from the prior location. A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relied.  The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such 30-day or shorter period, the “Cure Period”).  If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance.  If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive shall terminate employment for Good Reason on the date of expiration of the Cure Period.

(i)         “Termination Date” means the date on which Executive’s employment hereunder terminates.

3.         Termination Without Cause or by Executive With Good Reason.  Subject to Section 6 below, if the Company terminates Executive’s employment without Cause, or the Executive terminates for Good Reason, Executive shall be entitled to: (a) the Accrued Obligations; (b) an amount equal to twelve  (12) months of the Base Salary as in effect immediately prior to the Termination Date, paid in a lump sum on the sixtieth (60th) day following the Termination Date; (c) medical, dental benefits provided by the Company to Executive and Executive’s spouse and dependents (in each case, as provided in any applicable plan) at least equal to the levels of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (i) the twelve (12) month anniversary of the Termination Date or (ii) the date that Executive becomes covered under a subsequent employer’s medical and dental plans; and (d) acceleration of vesting of all equity and equity-based awards that would otherwise have vested during the twelve (12) months following the Termination Date.

4.         Change in Control Termination.  Subject to Section 6 below, in the event that within the three (3) months prior to or twelve (12) months following a Change in Control the Company terminates Executive’s employment without Cause, or the Executive terminates for Good Reason, then, in lieu of the payments and benefits otherwise due to Executive under Section 3 above, Executive shall be entitled to: (a) the Accrued Obligations; (b) an amount equal to the sum of (i) eighteen (18) months of the Base Salary as in effect on the Termination Date or

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the date of the Change in Control, whichever is greater and (ii) 1.5 times the Annual Bonus, paid in a lump sum on the sixtieth (60th) day following the Termination Date; (c) medical, dental benefits provided by the Company to Executive and Executive’s spouse and dependents (in each case, as provided in any applicable plan) at least equal to the levels of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (i) the eighteen (18) month anniversary of the Termination Date or (ii) the date that Executive becomes covered under a subsequent employer’s medical and dental plans; and (d) acceleration of vesting of all equity and equity-based awards.

5.         Other Terminations.  If Executive’s employment hereunder is terminated (a) by Executive without Good Reason; (b) by the Company for Cause; or (c) due to Executive’s death or Executive’s Disability, Executive and/or Executive’s estate or beneficiaries shall be entitled to the Accrued Obligations.

6.         Release.  Executive’s entitlement to the payments (other than the Accrued Obligations) and benefits described in Sections 3 and 4 above is expressly contingent upon Executive providing the Company with a signed release satisfactory to the Company (the “Release”).  To be effective, such Release must be delivered by Executive to the Company no later than 45 days following the Termination Date and must not be revoked during the seven (7) days following such delivery.  If such Release is not executed in a timely manner or is revoked, all such payments and benefits shall immediately cease and the Executive shall be required to repay to the Company any such payments that have already been paid to the Executive.

7.         Withholding.  The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive.

8.         Modification of Payments.  In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 4(d) above.

9.         Section 409A.  (a)  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision.

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(b)         Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(c)         After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

10.       Merger Clause.  Effective as of the Effective Date, this Agreement contains the complete, full, and exclusive understanding of Executive and the Company as to its subject matter and shall, on such date, supersede any prior agreement between Executive and the Company regarding severance benefits. Any amendments to this Agreement shall be effective and binding on Executive and the Company only if any such amendments are in writing and signed by both Parties.

11.       Assignment.  (a)  This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assigned by Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)         This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, should there be no such designee, to Executive’s estate.

(c)         The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no

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such succession had taken place.  As used in this Agreement, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.

12.       Dispute Resolution.  The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration proceedings will be located in Orange County, California.  The arbitrators are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages.  Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of California.

13.       GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF CALIFORNIA, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

14.       Amendment; No Waiver.  No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and duly authorized officer of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by any party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any other right or power.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not set forth expressly in this Agreement.

15.       Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.       Survival.  The rights and obligations of the parties under the provisions of this Agreement that relate to post-termination obligations shall survive and remain binding and enforceable, notwithstanding the expiration of the term of this Agreement, the termination of Executive’s employment with the Company for any reason or any settlement of the financial

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rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

17.       Notices.  All notices and other communications required or permitted by this Agreement will be made in writing and all such notices and communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its headquarters, and addressed to Executive at his last address on file with the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18.       Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

19.       Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

GLAUKOS CORPORATION

By:	/s/Thomas W. Burns
Name:	Thomas W. Burns
Title:	President & Chief Executive Officer

EXECUTIVE

/s/Chris M. Calcaterra
Name:	Chris M. Calcaterra
Title:	Chief Operating Officer

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